Exhibit 5.1

Leap Therapeutics, Inc.

47 Thorndike Street

Suite B1-1

Cambridge, MA 02141

November 16, 2016

Re: Securities Registered under Leap Therapeutics, Inc. Registration Statement on Form S-4 (File No. File No. 333-213794)

Ladies and Gentlemen:

We have acted as counsel to Leap Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-4 (File No. 333-213794) (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by the Company of up to 3,605,235 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, to be issued to the stockholders of Macrocure Ltd., a company formed under the laws of the State of Israel and registered under No. 514083765 with the Israeli Registrar of Companies (“Macrocure”), in connection with the merger contemplated by the Agreement and Plan of Merger and Reorganization, dated as of August 29, 2016, by and among the Company, Macrocure, and M-CO Merger Sub Ltd., a company formed under the laws of the State of Israel and registered under No. 515506855 with the Israeli Registrar of Companies (the “Merger Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

We have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, and subject to the qualifications set forth herein and subject to compliance with applicable state securities laws, we are of opinion that the Shares, upon issuance and delivery in exchange for the issued and outstanding ordinary shares, par value NIS 0.01 per share, of Macrocure, in accordance with the terms of Merger Agreement and in the manner contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

Morgan, Lewis & Bockius LLP